Exhibit 22

List of Subsidiary Guarantors

As of September 3, 2021, each of the following subsidiaries of Southwestern Energy Company is a guarantor of the 4.10% Senior Notes due 2022, 4.95% Senior Notes due 2025, 7.50% Senior Notes due 2026, 7.75% Senior Notes due 2027, 8.375% Senior Notes due 2028, 5.375% Senior Notes due 2029 and 5.375% Senior Notes due 2030:

Subsidiary Guarantors	State of Organization
Angelina Gathering Company, LLC	Texas
A.W. Realty Company, LLC	Texas
SWN Drilling Company, LLC	Texas
SWN E & P Services, LLC	Texas
SWN Energy Services Company, LLC	Texas
SWN International, LLC	Delaware
SWN Midstream Services Company, LLC	Texas
SWN Producer Services, LLC	Texas
SWN Production Company, LLC	Texas
SWN Water Resources Company, LLC	Texas
SWN Well Services, LLC	Texas

As of September 3, 2021, each of the following subsidiaries of Southwestern Energy Company is a guarantor of the 7.50% Senior Notes due 2026, 5.375% Senior Notes due 2029 and 5.375% Senior Notes due 2030:

Subsidiary Guarantors	State of Organization
SWN Production (Ohio), LLC	Texas

As of September 3, 2021, the following subsidiary of Southwestern Energy Company is a guarantor of the 5.375% Senior Notes due 2029:

Subsidiary Guarantors	State of Organization
Indigo Natural Resources LLC	Delaware